Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS FULL YEAR 2009 RESULTS

Initiates 2010 Guidance with Estimated EPS of $0.90 to $0.95

FOOTHILL RANCH, Calif.— February 8, 2010—Skilled Healthcare Group, Inc. (NYSE: SKH) today reported consolidated revenues for the year ended December 31, 2009 of $759.8 million, an increase of 3.6 percent compared to 2008. Consolidated revenues were $189.0 million for the three-month period ended December 31, 2009, compared to $189.8 million for the three-month period ended December 31, 2008.

Prior to the goodwill impairment charge discussed further below, adjusted net income(1) for the fourth quarter and full year of 2009 were $9.3 million and $37.4 million, respectively, or $0.25 per diluted share and $1.01 per diluted share, respectively. This compares to net income for the fourth quarter and full year of 2008 of $9.3 million and $34.1 million, respectively, or $0.25 per diluted share and $0.92 per diluted share, respectively. During the fourth quarter, a non-cash goodwill impairment charge of $170.6 million was recorded. Including this charge, the net loss for the quarter ended December 31, 2009 was $161.3 million, or $4.37 per diluted share. For the full year ended December 31, 2009, the Company reported a net loss of $133.2 million, or $3.61 per diluted share.

U.S. generally accepted accounting principles require companies to perform an annual test for goodwill impairment at the reporting unit level. The Company recorded a goodwill impairment charge at the long-term care reporting unit. This is a non-cash adjustment to the Company’s financial statements that does not affect its cash flows or its liquidity position and is not expected to have any impact on the Company’s business or compliance with its debt covenants.

“It is important to understand that a write-down of goodwill is a non-cash charge to our consolidated statement of income which does not impact our cash flows,” noted Boyd Hendrickson, Chairman and Chief Executive Officer. “Additionally, the goodwill impairment charge does not affect our operations.”

Fourth Quarter 2009 Consolidated Results

	For the Three Months Ended December 31,
	2009	2008[2]
Revenue	$188,996	$189,781

Adjusted EBITDAR[3]	$31,660	$33,973

Adjusted EBITDA[4]	$27,091	$29,439

Net Income before goodwill adjustment	$9,285	$9,335

EPS before goodwill adjustment	$0.25	$0.25

Goodwill impairment charge	$170,600	$—

Net Income (Loss)	$(161,315)	$9,335

Earnings (loss) per share	$(4.37)	$0.25

Long-Term Care Services – Fourth Quarter 2009 Segment Results

•

Total revenue for the long-term care services segment, which represented 88.6 percent of consolidated revenues, was $167.4 million for the quarter ended December 31, 2009, compared to $166.0 million for the fourth quarter of 2008.

•	Skilled mix(5) was 22.1 percent in the fourth quarter of 2009, compared to 22.4 percent during the third quarter of 2009. Skilled mix was 23.3 percent during the fourth quarter of 2008.

•	Occupancy rates(6) were 83.1 percent during the fourth quarter of 2009, compared to 83.2 percent during the third quarter of 2009. Occupancy rates were 84.5 percent in the fourth quarter of 2008.

•

The percentage of Medicare days in the upper nine RUG categories(7) increased to 42.6 percent in the fourth quarter of 2009, compared to 41.2 percent during the third quarter of 2009. The percentage of Medicare days in the upper nine RUG categories was 40.1 percent during the fourth quarter of 2008.

Ancillary Services – Fourth Quarter 2009 Segment Results

•

The Company’s third-party rehabilitation therapy services reporting unit revenue was $17.6 million for the quarter ended December 31, 2009, a decrease of 3.3 percent, compared to the quarter ended December 31, 2008.

•	Third-party rehabilitation therapy accounted for 9.3 percent of total consolidated revenues in the fourth quarter of 2009, compared to 9.6 percent the fourth quarter of 2008.

•

The Company’s hospice business, which represented 2.1 percent of total consolidated revenues in the fourth quarter of 2009, reported total revenue of $4.0 million for the quarter ended December 31, 2009, compared to $5.5 million in the fourth quarter of 2008.

Full Year 2009 Consolidated Results

	For the Twelve Months Ended December 31,
	2009	2008[2]
Revenue	$759,751	$733,330

Adjusted EBITDAR[3]	$129,024	$128,046

Adjusted EBITDA[4]	$110,887	$109,798

Net Income before goodwill adjustment	$37,419	$34,096

EPS before goodwill adjustment	$1.01	$0.92

Goodwill impairment charge	$170,600	$—

Net Income (Loss)	$(133,181)	$34,096

Earnings (loss) per share	$(3.61)	$0.92

Long-Term Care Services – Full Year 2009 Segment Results

•

Total revenue for the long-term care services segment, which represented 87.8 percent of total consolidated revenue, was $666.8 million for the year ended December 31, 2009, an increase of $23.3 million, or 3.6 percent, compared to 2008.

•	Skilled mix was 23.1 percent for the year ended December 31, 2009, compared to 24.2 percent for 2008.

•	Occupancy rates were 83.7 percent for the year ended December 31, 2009, compared to 84.5 percent in 2008.

•	The percentage of Medicare days in the upper nine RUG categories was 41.7 percent in 2009, an increase of 160 basis points, compared to 40.1 percent in 2008.

Ancillary Services – Full Year 2009 Segment Results

•	The Company’s third-party rehabilitation therapy services’ reporting unit revenue was $74.7 million for the year ended December 31, 2009, an increase of 6.9 percent, compared to 2008.

•	Third-party rehabilitation therapy accounted for 9.8 percent of total consolidated revenues in 2009, an increase from 9.5 percent in 2008.

•

The Company’s hospice business, which represented 2.4 percent of total consolidated revenues in 2009, reported total revenue of $18.2 million for the year ended December 31, 2009, compared to $19.9 million in 2008. As previously mentioned in last quarter’s earnings release, hospice revenues in the third quarter of 2009 were reduced by a $2.1 million reserve as a result of a Medicare patient reimbursement limitation, or cap, overage.

Management Discussion – Fourth Quarter and Full Year 2009 Results

Long-term care services revenue for the three- and twelve-month periods ended December 31, 2009 increased 0.8 percent and 3.6 percent, respectively, compared to the same periods in 2008 due primarily to higher rates in the first nine months of the year, which were offset slightly by lower Medicare rates during the fourth quarter of 2009. In addition, revenues were impacted due to slightly lower occupancy levels during the year as compared to 2008 primarily due to economic challenges and competition from new development in Texas.

Boyd Hendrickson, Chairman and Chief Executive Officer, commented on the long-term care services results stating, “2009 was one of the most challenging economic and operational environments I have encountered during my long tenure in long-term care. It was also a period of great uncertainty within the healthcare industry. In our long-term care services segment, we experienced pressure on our occupancy rates and skilled mix as we endured these challenging times. However, in the fourth quarter, we saw improved occupancy rates California, Kansas and Missouri on a sequential and year-over-year basis. In addition, January 2010 occupancy rates have improved to 83.4% and skilled mix has risen to 22.8%.”

In response to the challenging reimbursement environment, Mr. Hendrickson continued, “As I mentioned last quarter, we have implemented a cost reduction program that we believe will help to offset the Medicare rate cut of approximately one percent effective October 1, 2009 and the Kansas Medicaid rate cut of 10 percent effective January 1, 2010. Even though Kansas only represents approximately seven percent of our total consolidated revenues, we are currently working with the Kansas state legislature to explore ways in which we could mitigate the Medicaid rate cut.”

The Company’s ancillary services segment, which includes its third-party rehabilitation services and hospice businesses, represents approximately 12 percent of total consolidated revenues. In 2009, the Company’s third-party rehabilitation services business increased revenues primarily due to new business, higher rates and productivity. With respect to the Company’s hospice business, revenues and earnings before interest, taxes, depreciation and amortization, or EBITDA, were impacted by a Medicare cap overage in the third quarter of 2009. As mentioned last quarter, the Company has taken several steps designed to improve the hospice business.

Consolidated net income for the year ended December 31, 2009, prior to the goodwill impairment charge, was positively impacted primarily by lower interest expenses and a benefit to the provision for income taxes, compared to the year ended December 31, 2008. The effective tax rate, prior to the goodwill impairment charge, for the year ended December 31, 2009 was 32.1 percent, compared to an effective tax rate of 34.7 percent for the year ended December 31, 2008. Additionally, interest expense for the year ended December 31, 2009 was $33.0 million, down 11.5 percent, from $37.3 million for the year ended December 31, 2008. Lower interest expense was due primarily to lower weighted-average interest rates and a reduction of long-term debt of approximately $11.6 million.

2010 Guidance

Skilled Healthcare Group is initiating its 2010 full year guidance and expects revenue to be between $775.0 million and $785.0 million. EBITDAR is expected to be in the range of $127.0 million to $132.0 million and EBITDA is expected to be in the range of $108.5 million to $113.5 million. Diluted net income per common share is expected to be between $0.90 and $0.95. This guidance assumes:

•	No change in Medicare rates for fiscal year 2011. Medicare rates declined by 1.1 percent in fiscal year 2010, effective October 1, 2009. No impact from RUGs IV.

•

No change in Medicaid rates with the exception of a Medicaid rate cut of 10 percent for Kansas effective January 1, 2010, and an increase in California provider taxes of $2.11 per patient day with no corresponding rate increase.

•	The retroactive extension of the Part B therapy cap exceptions.

•	An increase in unemployment insurance expense of approximately $1.0 million.

•	Nominal increase in rent expense due to substantial property ownership.

•	Average interest rate on debt of approximately 6 3/4 percent.

•	Labor expense increases of approximately 2 percent.

•	Start-up losses on the new Ft. Worth facility of approximately $1.3 million.

•	Capital expenditures of approximately $30.0 million.

•	Cost reductions of $3.0 million to $3.5 million annually commencing October 1, 2009.

•	No additional acquisitions or dispositions.

•	An effective tax rate of 39 percent.

Conference Call

A conference call and webcast will be held tomorrow, Tuesday, February 9, at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the fourth quarter and full year of 2009 and its outlook for the future.

To participate in the call, interested parties may dial (866) 730-5765 within the U.S. and (857) 350-1589 internationally and reference passcode 28744353. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare Group’s Web site - www.skilledhealthcaregroup.com. A replay of the conference call will be available after 11:30 a.m. Pacific Time on February 9, 2010 via Skilled Healthcare Group’s Web site or by dialing (888) 286-8010 within the U.S. and (617) 801-6888 internationally and referencing passcode 42362880. The replay will be available until February 16, 2010.

About Skilled Healthcare Group

Skilled Healthcare Group, Inc. based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate have consolidated annual revenues of over $750 million and approximately 14,000 employees. Skilled Healthcare and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 78 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice care in the California and New Mexico markets. References made in this release to Skilled Healthcare, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Footnotes

(1)	Adjusted net income is a non-GAAP measure and is net income excluding the goodwill impairment charge as reflected in the reconciliation table of this press release.

(2)	On June 29, 2009, we restated our financial statements for the annual periods in fiscal years 2006 through 2008 and the quarterly periods in fiscal years 2007 and 2008 in our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and for the first quarter of 2009 in our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009. Throughout this press release, all referenced amounts for affected periods and affected period comparisons reflect the affected balances and amounts on a restated basis. Please refer to our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 for more information regarding the restatement.

(3)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the reconciliation tables of this press release.

(4)	Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, and certain special charges as reflected in the reconciliation tables of this press release.

(5)	Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the Company’s skilled nursing facilities divided by the total number of patient days at the Company’s skilled nursing facilities for any given period.

(6)	Occupancy rates are based on actual patient days divided by available patient days in any given period in reference to our skilled nursing facilities.

(7)	This metric measures the percentage of Medicare days that were generated by patients for whom reimbursement falls under one of the top nine highest Medicare Resource Utilization Group, or RUG, categories.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements made by Mr. Hendrickson regarding the impact of the goodwill impairment charge, the Company’s cost control measures, and the restructuring of the Company’s hospice business, as well as the outlook for, and assumptions underlying, Skilled Healthcare’s full year 2010 revenue, net income per diluted share, EBITDA and EBITDAR. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s amended Annual Report on Form 10-K/A for the year ended December 31, 2008 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein), our amended Quarterly Report on Form 10-Q/A for the period ended March 31, 2009 and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

On June 29, 2009, we restated our financial statements for the annual periods in fiscal years 2006 through 2008 and the quarterly periods in fiscal years 2007 and 2008 in our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and for the first quarter of 2009 in our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009. Throughout this press release, all referenced amounts for affected periods and affected period comparisons reflect the affected balances and amounts on a restated basis. Please refer to our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 for more information regarding the restatement.

Skilled Healthcare Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
		(As Restated)
Revenue	$188,996	$189,781	$759,751	$733,330
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	152,324	149,819	608,599	583,565
Rent cost of revenue	4,569	4,534	18,137	18,248
General and administrative	5,684	6,743	25,090	24,514
Depreciation and amortization	5,950	5,444	23,308	20,978
Goodwill impairment charge	170,600	—	170,600	—

	339,127	166,540	845,734	647,305

Other income (expenses):
Interest expense	(8,265)	(9,239)	(33,013)	(37,261)
Interest income	250	174	1,146	680
Equity in earnings of joint venture	521	754	2,751	2,487
Other income (expense)	151	47	150	246

Total other expenses, net	(7,343)	(8,264)	(28,966)	(33,848)

(Loss) income from continuing operations before provision for income taxes	(157,474)	14,977	(114,949)	52,177
Provision for income taxes	3,841	5,642	17,842	18,081

(Loss) income from continuing operations	(161,315)	9,335	(132,791)	34,096
Loss from discontinued operations, net of tax	—	—	(390)	—

Net (loss) income	$(161,315)	$9,335	$(133,181)	$34,096

(Loss) earnings per share, basic:
(Loss) earnings per common share from continuing operations	$(4.37)	$0.26	$(3.60)	$0.93
Loss per common share from discontinued operations	—	—	(0.01)	—

(Loss) earnings per share	$(4.37)	$0.26	$(3.61)	$0.93

(Loss) earnings per share, diluted:
(Loss) earnings per common share from continuing operations	$(4.37)	$0.25	$(3.60)	$0.92
Loss per common share from discontinued operations	—	—	(0.01)	—

(Loss) earnings per share	$(4.37)	$0.25	$(3.61)	$0.92

Weighted-average common shares outstanding, basic	36,943	36,606	36,914	36,573

Weighted-average common shares outstanding, diluted	36,943	36,893	36,914	36,894

Skilled Healthcare Group, Inc.

Condensed Consolidated Balance Sheet and Cash Flow Data

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008

Balance Sheet Data:
ASSETS
Cash and cash equivalents	$3,528	$2,047
Other current assets	128,075	139,366
Property and equipment, net	373,211	346,466
Other assets	351,428	518,701

Total assets	$856,242	$1,006,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt and capital leases	$79,108	$86,303
Current portion of long-term debt and capital leases	7,823	7,812
Other long-term liabilities	43,033	45,439
Long-term debt and capital leases, less current portion	450,856	462,449
Stockholders’ equity	275,422	404,577

Total liabilities and stockholders’ equity	$856,242	$1,006,580

	Years Ended December 31,
	2009	2008
Cash Flows from Continuing Operations
Net cash provided by operating activities	$74,897	$67,489
Net cash used in investing activities	(46,168)	(72,853)
Net cash (used in) provided by financing activities	(27,638)	2,399
Cash flows from discontinued operations	390	—

Net increase (decrease) in cash and equivalents	1,481	(2,965)
Cash and equivalents at beginning of period	2,047	5,012

Cash and equivalents at end of period	$3,528	$2,047

Skilled Healthcare Group, Inc.

Consolidated Key Performance Indicators

(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,280	8,983	9,280	8,983
Available patient days	846,330	826,436	3,324,757	3,302,889
Actual patient days	703,089	697,984	2,784,033	2,791,937
Occupancy percentage	83.1%	84.5%	83.7%	84.5%
Skilled mix	22.1%	23.3%	23.1%	24.2%
Percentage of Medicare days in the upper nine RUG categories (1)	42.6%	40.1%	41.7%	40.1%
Average daily number of patients	7,642	7,587	7,628	7,628
EBITDA (2) (in thousands)	$(143,509)	$29,486	$(60,164)	$109,736
Adjusted EBITDA (2) (in thousands)	$27,091	$29,439	$110,887	$109,798
Adjusted EBITDA margin (2)	14.3%	15.5%	14.6%	15.0%
Adjusted EBITDAR (2) (in thousands)	$31,660	$33,973	$129,024	$128,046
Adjusted EBITDAR margin (2)	16.8%	17.9%	17.0%	17.5%
Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$496	$493	$499	$475

Medicare blended rate (Part A & B)	$557	$548	$557	$525
Managed care	368	363	369	359
Medicaid	149	147	146	139
Private and other	166	159	162	157
Weighted-average	$229	$230	$231	$224
Revenue from (total company):
Medicare	33.3%	35.5%	34.8%	36.5%
Managed care, private pay, and other	32.8	32.3	33.0	32.1

Quality mix	66.1	67.8	67.8	68.6
Medicaid	33.9	32.2	32.2	31.4

Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc.

Facility Ownership

	Year Ended December 31,
	2009	2008
Facilities:
Skilled nursing facilities:
Owned	54	51
Leased	24	24

Total skilled nursing facilities	78	75

Total licensed beds	9,704	9,373
Assisted living facilities:
Owned	20	19
Leased	2	2

Total assisted living facilities	22	21

Total licensed beds	1,250	1,214
Total facilities	100	96
Percentage of owned facilities	74.0%	72.9%

(1)	This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying Medicare resource utilization group, or RUG, categories.
(2)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net (loss) income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA such as the loss on disposal of asset. We define EBITDAR as net (loss) income before depreciation, amortization and interest expense (net of interest income), the provision for income taxes and rent cost of revenue. Adjusted EBITDAR is defined as Adjusted EBITDA excluding rent cost of revenue. EBITDA, Adjusted EBITDA and Adjusted EBITDAR along with the Adjusted EBITDA and Adjusted EBITDAR margins have been updated as restated in 2008.

Skilled Healthcare Group, Inc.

Adjusted Net Income Reconciliation

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2009	Twelve Months Ended December 31, 2009
(Loss) income from continuing operations before provision for income taxes	$(157,474)	$(114,949)
Goodwill impairment charge	170,600	170,600

Adjusted (loss) income from continuing operations before provision for income taxes	13,126	55,651
Provision for income taxes	3,841	17,842

Adjusted (loss) income from continuing operations	9,285	37,809
Loss from discontinued operations, net of tax	—	(390)

Adjusted net income	$9,285	$37,419

GAAP weighted-average common shares outstanding, basic	36,943	36,914
Assuming net income GAAP weighted-average common shares outstanding, diluted	26	45

Adjusted weighted-average common shares outstanding, diluted	36,969	36,959
Adjusted net income per share, diluted	$0.25	$1.01
Effective tax rate	29.3%	32.1%

Skilled Healthcare Group, Inc.

Reconciliation of Net (Loss) Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR

(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
		(As Restated)		(As Restated)
Net (loss) income	$(161,315)	$9,335	$(133,181)	$34,096
Interest expense, net of interest income	8,015	9,065	31,867	36,581
Provision for income taxes	3,841	5,642	17,842	18,081
Depreciation and amortization expense	5,950	5,444	23,308	20,978

EBITDA	(143,509)	29,486	(60,164)	109,736
(Gain) Loss on disposal of asset	—	(47)	61	62
Discontinued operations	—	—	390	—
Goodwill impairment charge	170,600	—	170,600	—

Adjusted EBITDA	27,091	29,439	110,887	109,798
Rent cost of revenue	4,569	4,534	18,137	18,248

Adjusted EBITDAR	$31,660	$33,973	$129,024	$128,046

We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provide a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.

Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes, on a consolidated basis (because the adjustments to EBITDA are not generally allocable to any individual business unit), and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our reporting segments: long term care services, which includes the operation of our skilled nursing and assisted living operating companies; and ancillary services, which includes our rehabilitation therapy and hospice operating companies. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, rent cost of revenue and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying businesses between periods by eliminating certain items required by GAAP which have little or no significance in the day-to-day operations. Additionally, because Adjusted EBITDAR excludes rent cost of revenue, it is useful in comparing leased facilities to owned facilities.

We also make capital allocations to each of our companies based on expected EBITDA returns and establish compensation programs and bonuses for the facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.

Revenue and Earnings as a Percentage of Total Revenue

(Unaudited)

	Year Ended December 31,
	2009	2008
Revenue	100.0%	100.0%
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	80.1	79.6
Rent cost of revenue	2.4	2.5
General and administrative	3.3	3.3
Depreciation and amortization	3.1	2.9
Goodwill impairment charge	22.5	—

	111.4	88.3

Other income (expenses):
Interest expense	(4.3)	(5.1)
Interest income	0.2	0.1
Equity in earnings of joint venture	0.4	0.3
Other income	—	—

Total other income (expenses), net	(3.7)	(4.7)

(Loss) income before provision for income taxes	(15.1)	7.0
Provision for income taxes	2.3	2.5

(Loss) income from continuing operations	(17.4)	4.5
Loss from discontinued operations, net of tax	(0.1)	—

Net (loss) income	(17.5)%	4.5%

EBITDA	(7.9)%	15.0%
Adjusted EBITDA	14.6%	15.0%

Skilled Healthcare Group, Inc.

Revenue by Service Offering

(In millions, except percentage data)

(Unaudited)

	Year Ended December 31,
	2009		2008
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage
Long-term care services:
Skilled nursing facilities	$642,358	84.6%	$622,914	85.0%
Assisted living facilities	24,442	3.2	20,562	2.8

Total long-term care services	666,800	87.8	643,476	87.8
Ancillary services:
Third-party rehabilitation therapy services	74,723	9.8	69,931	9.5
Hospice	18,228	2.4	19,923	2.7

Total ancillary services	92,951	12.2	89,854	12.2

Total	$759,751	100.0%	$733,330	100.0%

	Year Ended December 31,
	2009		2008
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage
Medicare	$264,594	34.8%	$267,180	36.5%
Medicaid	244,707	32.2	230,498	31.4

Subtotal Medicare and Medicaid	509,301	67.0	497,678	67.9
Managed Care	71,181	9.4	69,723	9.5
Private pay and other	179,269	23.6	165,929	22.6

Total	$759,751	100.0%	$733,330	100.0%

Skilled Healthcare Group, Inc.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR

Year Ending December 31, 2010

(in millions)

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR:

	Outlook
	Low	High
GAAP net income guidance	$33.2	$35.0
Interest expense, net of interest income and other	29.5	30.0
Provision for income taxes	21.5	22.5
Depreciation and amortization expense	24.3	26.0

EBITDA guidance	108.5	113.5
Rent cost of revenue	18.5	18.5

EBITDAR guidance	$127.0	$132.0

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800

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